------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check box if no                                                                                   Expires:    September 30, 1998
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Stanton, John W.                           Western Wireless Corporation      WWCA             Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    Western Wireless                              Number of Reporting        Month/Year          X  Officer (give    Other (specify
    3650 131st Avenue SE, Ste. 400                Person (Voluntary)         9/1999             ----        title ---       below)
---------------------------------------------                             ------------------                below)
                 (Street)                                                 5. If Amendment,        Chairman, Chief Executive Officer
    Bellevue          WA             98006                                   Date of Original     ----------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
    USA                                           ----------------------  ------------------    (Check Applicable Line)
---------------------------------------------                                                         Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
  Class A Common Stock                                                                   170,000.00             D
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  Class A Common Stock          9/2/1999  S(1)          100,000.00 D        $39.75(1)          0.00             I          By trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/        8)         or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

  The Stanton Family Trust, for which the reporting person, together with Terry E. Gillespie, reports indirect beneficial ownership, contributed Western Wireless Corporation common stock to an exchange fund in exchange for shares of the exchange fund. The Western Wireless Corporation common stock was valued at $39.75 per share for the purpose of determining the number of shares of the exchange fund issuable to the Stanton Family Trust.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.                                     9/8/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.                         /s/ John W. Stanton
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                Page 2
valid OMB Number.                                                                                                    SEC 1474 (7-96)
